Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-178069) pertaining to the registration of 2,000,000 shares of common stock to be offered in connection with the Colony Financial, Inc. Dividend Reinvestment and Direct Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-177829) pertaining to the Colony Financial, Inc. 2011 Equity Incentive Plan,

(3)	Registration Statement (Form S-3 No. 333-176481) of Colony Financial, Inc. and related Prospectus for the registration of $1,000,000,000 in common stock, preferred stock, depositary shares, warrants and rights,

(4)	Registration Statement (Form S-3 No. 333-176485) of Colony Financial, Inc. and related Prospectus for the registration of 2,175,000 shares of common stock, and

(5)	Registration Statement (Form S-8 No. 333-162188) pertaining to the Colony Financial, Inc. 2009 Non-Executive Director Stock Plan;

of our reports dated March 11, 2013, with respect to the consolidated financial statements of Colony Financial, Inc. and the effectiveness of internal control over financial reporting of Colony Financial, Inc., and our reports dated March 7, 2011 with respect to the 2010 financial statements of ColFin WLH Funding, LLC and ColFin NW Funding, LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Los Angeles, California

March 11, 2013